Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT:
Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD

SECOND QUARTER FISCAL YEAR 2005 FINANCIAL RESULTS
AND 13% INCREASE IN CASH DIVIDEND

•                  Record quarterly sales of $220.7 million, up 31% year over year;up 3.7% sequentially

•                  Record quarterly net income of $60.4 million, up 67.4% year over year; up 6.5% sequentially (Pro forma)

•                  Record quarterly gross margin of 57.3%

•                  Record quarterly operating profit of 34%

•                  Record microcontroller sales

•                  $67 million quarterly free cash flow generation;
$44.3 million stock buy back

•                  13% dividend increase declared, to 5.2 cents per share

CHANDLER, Arizona – October 21, 2004 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended September 30, 2004. Net sales for the second quarter of fiscal year 2005 were $220.7 million, up 31% from sales of $168.5 million in the prior year’s second quarter, and up 3.7% sequentially from $212.8 million in the immediately preceding quarter. GAAP net income for the second quarter of fiscal 2005 was a record $60.4 million or 29 cents per diluted share, up 67.4% from GAAP net income of $36.1 million or 17 cents per diluted share in the prior year’s second quarter; up 6.5% from pro forma net income of $56.8 million or 27 cents per diluted share in the immediately preceding quarter; and up 38.1% from GAAP net income of $43.8 million or 21 cents per diluted share in the immediately preceding quarter. Pro forma diluted earnings per share for the immediately preceding quarter excludes the effects of a special charge related to the settlement of patent license litigation. A reconciliation of GAAP to pro forma earnings per share is included as part of this press release.

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Microchip also announced today that its Board of Directors has declared a quarterly cash dividend of $0.052 per share on its common stock, increasing the dividend by 13%. The cash dividend is payable on December 1, 2004 to stockholders of record on November 15, 2004. Microchip initiated quarterly cash dividend payments in the third quarter of fiscal year 2003 and has increased the cash dividend by 160% since the initial declaration.

“I am particularly proud of our solid execution in the September quarter, in the face of very difficult conditions in the overall semiconductor industry during the quarter. We met our operating margin and earnings per share guidance and achieved sequential net sales growth of approximately 4%,” said Steve Sanghi, Microchip’s President and CEO. “These accomplishments reflect well on our overall business strength, given many companies in the semiconductor industry reported revenue that was sequentially down, and many companies also missed their original revenue guidance substantially.”

Mr. Sanghi continued, “Microcontroller sales achieved new record levels and were up sequentially by approximately 6%, while both analog and memory sales were sequentially lower. Our strength in Flash microcontrollers, the market drive to programmable solutions and numerous new, emerging applications continue to expand our penetration in the overall 8-bit market.”

Mr. Gordon Parnell, Microchip’s Chief Financial Officer, said, “Our free cash flow in the September quarter was $67 million net of a settlement of $21.1 million related to patent license litigation. We continued to be active in our stock buy-back program, executing a buy-back of 1,682,600 shares at an average price of $26.30 during the quarter. We ended the quarter with $606 million in cash and short-term investments.”

“Our inventory continued to fall during the September quarter. Inventory days were 87 days as of the end of September, compared to 91 days at the end of the preceding quarter,” Mr. Parnell added. “When we combine total inventory on our balance sheet and at our distributors worldwide, total inventory supporting our customer base was essentially flat at September 30, 2004, compared to the preceding quarter.”

Mr. Sanghi concluded, “Similar to many other companies in the industry, we saw weakness in our bookings in the September quarter, and we started the December quarter with 55% of the quarter in backlog. Taking into account the current industry conditions, we expect net sales and net income in the December quarter to be flat with the September period.”

Microchip’s Second Quarter Fiscal Year 2005 Highlights:

•                  Microchip introduced four Controller Area Network (CAN) Flash PIC® microcontrollers, including the world’s largest memory 8-bit CAN microcontroller in a 28-pin package. The PIC18F4680, PIC18F2680, PIC18F4585 and PIC18F2585 microcontrollers combine the Company’s innovative ECAN™ module, Enhanced Flash memory and nanoWatt Technology power management into a very small form factor.

•                  The MCP492X family of 12-bit digital-to-analog converters (DACs) debuted with smaller packages, high accuracy with differential non-linearity of less than +/-0.2 least significant bits and a low power consumption of 350 microamps in an MSOP package. Due to their compact size and low power consumption, these new DACs provide significant advantages in space-constrained applications where minimal power usage is critical.

•                  Microchip announced eight new members of the 8-bit PIC microcontroller family with integrated liquid-crystal display (LCD) modules, including the world’s first 28-pin LCD microcontrollers for simple, cost-effective display applications and the first programmable 80-pin microcontrollers capable of driving 192 segments for touch screen and segmented LCD displays. These new LCD PIC microcontrollers can drive displays while in SLEEP mode, providing maximum power management via nanoWatt Technology.

•                  The Company introduced the MCP7386X fully integrated linear battery chargers that maximize battery capacity, life cycle and safety. With an overall system accuracy of +/- 0.5 percent, these devices enhance system runtime between charges and ensure that the battery-cell capacity is fully utilized without cycle-life degradation.

•                  Microchip announced a power-supply pulse width modulation (PWM) controller with a current sense-to-output delay of 12 nanoseconds, making this device the fastest PWM on the market. The MCP1630 enables power-system designers to add precision control, digital communication and programmability for initial setting, or an “on-the-fly” adjustment or calibration.

•                  Expanding its battery management product line, Microchip introduced the PS501 battery management IC which accurately reports battery capacity in Lithium- and Nickel-based battery packs. This solution offers cell monitoring for safety conditions along with end-of-discharge control, allowing the user to maximize the battery’s life and run time.

•                  Microchip began volume production of the dsPIC30F5011 and dsPIC30F5013 dsPIC® digital signal controllers. Featuring a fully functional digital signal processor onboard a 16-bit microcontroller, these new devices offer designers performance speeds of up to 30 million instructions per second (MIPS) and 66 Kbytes of self-programming Flash memory with industrial and extended temperature ranges.

•                  A record 800-plus worldwide embedded designers attended Microchip’s Annual Summer Technical Exchange Review (MASTERs) in July. The four-day event featured 65 technical course topics covering product and technology information, enabling customers to take full advantage of the Company’s product portfolio and design expertise.

•                  Microchip announced the first two 8-bit Flash PIC microcontrollers with an integrated KEELOQ® cryptographic peripheral. The combination of this new KEELOQ peripheral, low power consumption via nanoWatt Technology and reliable battery-powered operation provides a total solution for secure data transmission and authentication applications.

•                  To enable development of its low pin-count PIC microcontrollers, Microchip introduced two cost-effective tools (for only $25US each). The Signal Analysis PICtail™ Daughter Board, when used with the PICkit™ 1 Flash Starter Kit, enables engineers to analyze analog signals as processed by the Company’s 14-pin devices. The new Baseline Flash Microcontroller Programmer is a simple In-Circuit Serial Programming™ programmer intended to be used with the ultra-small 6-, 8-, 14- and 18-pin PIC microcontrollers.

•                  Microchip expanded its 28- and 40/44-pin Flash PIC microcontroller portfolio with eight devices targeting mid-range applications requiring up to 32 Kbytes of program memory. These cost-effective devices feature the innovative nanoWatt Technology for optimum power management.

•                  The Company announced a series of seminars that offer engineers a technical introduction to Microchip’s 16-bit dsPIC digital signal controllers. The seminar series runs from October through December in 32 cities in North America.

•                  During the quarter, Microchip shipped 12,330 new development systems, demonstrating the continued strong acceptance of our products. The total cumulative number of development systems shipped now stands at 331,954.

Third Quarter Fiscal Year 2005 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

•                  Net sales and net income for the third fiscal quarter ending December 31, 2004 are currently anticipated to be flat with our net sales and net income in the second fiscal quarter ending September 30, 2004.

•                  Gross margins for the third fiscal quarter ending December 31, 2004 are expected to be approximately 57.3%. Generally, gross margins will fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the third fiscal quarter ending December 31, 2004 are expected to be approximately 23.5%. Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•                  The tax rate for the third fiscal quarter ending December 31, 2004 is anticipated to be approximately 24%.

•                  Inventories at December 31, 2004 are anticipated to be approximately 90 days, plus or minus 5 days. The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for the quarter ending December 31, 2004 are expected to be approximately $15 million, and capital expenditures for fiscal year 2005 are expected to total approximately $75 million. The level of capital expenditures fluctuates over time as a result of actual and anticipated business conditions.

•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect to add approximately $75 million to our existing cash balances during the quarter ending December 31, 2004. This amount is before the effect of any stock buy-back activity.

•                  Microchip announced on March 11, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares, and on April 22, 2004 that its Board of Directors had authorized an additional stock buy-back of up to 2.5 million shares. In the September quarter, 1,682,600 shares were purchased at a cost of approximately $44.3 million. At September 30, 2004, approximately 1.7 million shares remained available for purchase under these programs. Future purchases will depend upon market conditions, interest rates and corporate considerations.

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net sales	$220,694	$168,486	$433,469	$329,769
Cost of sales	94,317	77,292	185,633	151,299
Gross profit	126,377	91,194	247,836	178,470

Operating expenses:
Research and development	23,318	21,148	46,599	42,430
Selling, general and administrative	28,008	22,452	55,232	44,567
	51,326	43,600	101,831	86,997

Operating income	75,051	47,594	146,005	91,473
Other income, net	4,479	867	8,228	1,941
Income before income taxes	79,530	48,461	154,233	93,414
Income taxes	19,087	12,357	37,015	23,820

Pro forma net income	$60,443	$36,104	$117,218	$69,594

Pro forma basic net income per share	$0.29	$0.18	$0.57	$0.34
Pro forma diluted net income per share	$0.29	$0.17	$0.55	$0.33

Basic shares used in calculation	206,191	205,089	206,441	204,523
Diluted shares used in calculation	211,403	212,578	212,089	211,200

The following table sets forth a reconciliation of pro forma results to GAAP results:

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF PRO FORMA NET INCOME TO REPORTED RESULTS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Pro forma net income	$60,443	$36,104	$117,218	$69,594

Special charges:
(a) Patent litigation settlement	0	0	21,100	0
(b) Cost of sales – accelerated depreciation for Fab 1	0	0	0	30,608
(c) Cost of sales – Fab 1 related charges including severance, material and other costs	0	0	0	1,147
(d) Operating expenses – contract cancellations, severance and other related costs	0	0	0	1,612
(e) Tax benefit	0	0	(8,124)	(13,347)
	0	0	12,976	20,020

Net Income	$60,443	$36,104	$104,242	$49,574

Basic net income per share
Pro forma net income	$0.29	$0.18	$0.57	$0.34
Special charges, net of taxes	0.00	0.00	(0.07)	(0.10)
Net income	$0.29	$0.18	$0.50	$0.24

Diluted net income per share
Pro forma net income	$0.29	$0.17	$0.55	$0.33
Special charges, net of taxes	0.00	0.00	(0.06)	(0.10)
Net income	$0.29	$0.17	$0.49	$0.23

Basic shares used in calculation	206,191	205,089	206,441	204,523
Diluted shares used in calculation	211,403	212,578	212,089	211,200

Conference Call and Updates:

Microchip will host a conference call today, October 21, 2004 at 5:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until October 28, 2004. The conference call will include a slide presentation updating Microchip’s strategic analysis of the 8-bit microcontroller market. To view the slides, log onto the Microchip website at www.microchip.com and access the webcast via the link on the Investor Relations home page.

A telephonic replay of the conference call will be available at approximately 9:00 p.m. (Eastern Time) October 21, 2004 and will remain available until 5:00 p.m. (Eastern Time) on Thursday, October 28, 2004. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 922262.

Cautionary Statement:

The statements in this release relating to our overall business strength, our strength in Flash microcontrollers and the market drive to programmable solutions continuing to expand our penetration in the overall 8-bit market, our expectation of flat net sales and net income in the December quarter, and the statements containing our guidance for the quarter ending December 31, 2004 with respect to net sales, net income, gross margins, operating expenses, tax rate, days of inventory, capital expenditures for the quarter ending December 31, 2004 and for fiscal year 2005, additions to cash balances and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; costs and outcome of any tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this October 21, 2004 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

The Microchip name and logo, PIC, dsPIC, KEELOQ and MPLAB are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. ECAN, PICtail, PICkit and In-Circuit Serial Programming are trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. All other trademarks mentioned herein are property of their respective companies.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003

Net sales	$220,694	$168,486	$433,469	$329,769
Cost of sales	94,317	77,292	185,633	183,054
Gross profit	126,377	91,194	247,836	146,715

Operating expenses:
Research and development	23,318	21,148	46,599	42,430
Selling, general and administrative	28,008	22,452	55,232	44,567
Special charges	0	0	21,100	1,612
	51,326	43,600	122,931	88,609

Operating income	75,051	47,594	124,905	58,106

Other income, net	4,479	867	8,228	1,941

Income before income taxes	79,530	48,461	133,133	60,047

Income taxes	19,087	12,357	28,891	10,473

Net income	$60,443	$36,104	$104,242	$49,574

Basic net income per share	$0.29	$0.18	$0.50	$0.24

Diluted net income per share	$0.29	$0.17	$0.49	$0.23

Basic shares used in calculation	206,191	205,089	206,441	204,523
Diluted shares used in calculation	211,403	212,578	212,089	211,200

MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	March 31, 2004
	(Unaudited)
ASSETS
Cash and short-term investments	$605,860	$474,550
Accounts receivable, net	120,702	109,231
Inventories	89,915	94,514
Other current assets	169,780	205,650
Total current assets	986,257	883,945

Property, plant & equipment, net	663,141	689,206
Other assets	48,930	48,992

Total assets	$1,698,328	$1,622,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$42,275	$0
Accounts payable and other accrued liabilities	149,687	185,235
Deferred income on shipments to distributors	100,990	84,816
Total current liabilities	292,952	270,051

Long-term debt and deferred taxes	25,461	31,575

Stockholders’ equity	1,379,915	1,320,517

Total liabilities and stockholders’ equity	$1,698,328	$1,622,143